Exhibit 99.1

Supernus Announces Second Quarter 2018 Financial Results and

Record Quarterly Revenue

•                  Total revenue of $99.5 million, a 31% increase over 2017

•                  Net product sales of $97.0 million, a 32% increase over 2017

•                  Operating earnings of $35.7 million, a 37% increase over 2017

•                  Diluted earnings per share (GAAP) of $0.57, a 78% increase over 2017

•                  Completed enrollment in the first SPN-812 Phase III trial (P301), with data expected in the fourth quarter of 2018

ROCKVILLE, Md., August 7, 2018 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported record financial results for the second quarter of 2018 and related Company developments.

Commercial Update

Second quarter 2018 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IQVIA, totaled 214,841, a 35.5% increase over the second quarter of 2017.

Prescriptions

	Q2 2018	Q2 2017	Change %
Trokendi XR	177,052	124,089	42.7%
Oxtellar XR	37,789	34,468	9.6%
Total	214,841	158,557	35.5%

Source:  IQVIA

Net product sales for the second quarter of 2018 were $97.0 million, a 32.3% increase over $73.3 million in the second quarter of 2017.

Net Product Sales ($ in millions)

	Q2 2018	Q2 2017	Change %
Trokendi XR	$76.4	$56.0	36.4%
Oxtellar XR	$20.6	$17.3	19.1%
Total	$97.0	$73.3	32.3%

“Solid commercial execution has enabled Supernus to generate another strong quarter of growth, setting a new record for both Trokendi XR and Oxtellar XR quarterly net product sales,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals.

Progress of Product Pipeline

SPN-812 — Novel non-stimulant for the treatment of ADHD

•                  The program consists of four three-arm, placebo-controlled trials: P301 and P302 trials in patients 6-11 years old, and P303 and P304 trials in adolescent patients.

•                  Enrollment is complete in the P301 trial, with data expected in the fourth quarter of 2018.

•                  The remaining three trials are at approximately 89% enrollment, with data expected in the first quarter of 2019.

•                  Roll-over from the four Phase III trials to the open label extension study is approximately 90%.

SPN-810 — Treatment of Impulsive Aggression in patients with ADHD

•                  Enrollment in the Phase III pediatric trials, P301 and P302, is approximately 91% and 77%, respectively.

•                  The Company anticipates having data from P301 by the first quarter of 2019 and data from P302 by mid-2019.

•                  Roll-over from the two Phase III trials to the open label extension study continues at approximately 90%.

•                  Patient screening has been initiated in the Phase III trial treating adolescents.

Oxtellar XR —Treatment of Bipolar Disorder

•                  The Company is planning to initiate pivotal Phase III studies for treatment of bipolar disorder in the second half of 2019.

“As we enter the second half of 2018, we remain focused on the successful completion of our clinical programs and look forward to providing top-line data from the first Phase III trial for SPN-812 in the fourth quarter of 2018,” said Jack Khattar.

Operating Expenses

Research and development expenses in the second quarter of 2018 were $20.0 million, as compared to $10.8 million in the same quarter last year. The increase was due primarily to the initiation of the four Phase III clinical trials for SPN-812 in the second half of 2017 and to a lesser extent, the open-label extension trials for SPN-812 and SPN-810.

Selling, general and administrative expenses in the second quarter of 2018 were $40.1 million, as compared to $35.1 million in the same quarter last year. The increase was due to the expansion of the salesforce by 40 salespeople, which were fully deployed in the fourth quarter of 2017; marketing programs to support the Company’s commercial products; and an increase in share-based compensation.

Operating Earnings and Earnings Per Share

Operating earnings in the second quarter of 2018 were $35.7 million, a 37.0% increase over $26.1 million in the same period the prior year. The improvement in operating earnings was primarily due to increased net product sales, partially offset by increased operating expenses.

GAAP net earnings in the second quarter of 2018 were $30.7 million, as compared to $17.4 million in the same period last year. In addition to higher operating income, GAAP net earnings for the second quarter of 2018 benefited from the reduction in the statutory U.S. federal income tax rate and from stock option exercises.

GAAP diluted earnings per share (EPS) were $0.57 in the second quarter of 2018, compared to $0.32 in the second quarter of 2017. Net interest expense and non-cash deferred financing costs associated with the sale of $402.5 million of convertible senior notes in March 2018 had the effect of reducing GAAP net earnings by approximately $4.3 million, or $0.08 per diluted share, in the second quarter of 2018.

Weighted-average diluted common shares outstanding were approximately 54.2 million in the second quarter of 2018, as compared to approximately 53.2 million in the second quarter of 2017.

As of June 30, 2018, the Company had $677.7 million in cash, cash equivalents, marketable securities and long term marketable securities, as compared to $273.7 million at December 31, 2017. This increase reflects net proceeds of $364.9 million from the issuance of convertible senior notes and warrants, partially offset by purchases of convertible note hedges in March 2018, as well as increased cash from operations in the six months ended June 30, 2018.

Financial Guidance

For full year 2018, the Company is updating its prior guidance as set forth below:

•                  Net product sales in the range of $385 million to $400 million, compared to the previously expected range of $375 million to $400 million.

•                  Research and development expenses of approximately $80 million.

•                  Operating earnings in the range of $130 million to $140 million, compared to the previously expected range of $125 million to $135 million. The Company continues to expect approximately $7 million of licensing and non-cash royalty revenue.

•                  The Company expects an effective tax rate of approximately 23% to 25% for the third and fourth quarters of 2018.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, August 8, 2018. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	7484048
Conference Call Name:	Supernus Pharmaceuticals Second Quarter 2018 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$35,205	$100,304
Marketable securities	139,208	39,736
Accounts receivable, net	74,842	65,586
Inventories, net	20,680	16,304
Prepaid expenses and other current assets	14,581	6,521
Total current assets	284,516	228,451
Long term marketable securities	503,312	133,638
Property and equipment, net	4,897	5,124
Intangible assets, net	33,794	36,019
Other non-current assets	752	389
Deferred income taxes	25,528	20,843

Total assets	$852,799	$424,464

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,943	$6,844
Accrued sales deductions	70,044	68,343
Accrued expenses	29,288	27,305
Income taxes payable	—	15,938
Non-recourse liability related to sale of future royalties, current portion	1,659	4,283
Deferred licensing revenue	—	287
Total current liabilities	103,934	123,000
Deferred licensing revenue, net of current portion	—	1,149
Convertible notes, net	321,920	—
Non-recourse liability related to sale of future royalties, long term	23,867	22,258
Other non-current liabilities	12,586	10,577
Total liabilities	462,307	156,984

Stockholders’ equity
Common stock, $0.001 par value, 130,000,000 shares authorized at June 30, 2018 and December 31, 2017; 52,179,334 and 51,314,850 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	52	51
Additional paid-in capital	361,971	294,999
Accumulated other comprehensive loss, net of tax	(4,119)	(747)
Retained earnings (accumulated deficit)	32,588	(26,823)
Total stockholders’ equity	390,492	267,480

Total liabilities and stockholders’ equity	$852,799	$424,464

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Earnings

(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenue
Net product sales	$97,030	$73,328	$186,150	$129,697
Royalty revenue	1,758	1,179	3,067	2,328
Licensing revenue	750	1,322	750	1,380

Total revenue	99,538	75,829	189,967	133,405

Costs and expenses
Cost of product sales	3,683	3,861	6,961	6,809
Research and development	20,038	10,823	38,946	20,425
Selling, general and administrative	40,097	35,078	76,946	63,316

Total costs and expenses	63,818	49,762	122,853	90,550

Operating earnings	35,720	26,067	67,114	42,855
Other income (expense)
Interest income	3,664	656	4,870	1,187
Interest expense	(4,324)	(58)	(5,041)	(147)
Interest expense-nonrecourse liability related to sale of future royalties	(1,204)	(160)	(1,905)	(1,119)
Changes in fair value of derivative liabilities	—	23	—	76
Loss on extinguishment of debt	—	(103)	—	(204)

Total other income (expense)	(1,864)	358	(2,076)	(207)

Earnings before income taxes	33,856	26,425	65,038	42,648

Income tax expense	3,119	9,057	7,949	14,983

Net earnings	$30,737	$17,368	$57,089	$27,665

Earnings per share:
Basic	$0.59	$0.34	$1.10	$0.55
Diluted	$0.57	$0.32	$1.06	$0.52

Weighted-average number of common shares outstanding:
Basic	51,919,894	50,530,968	51,729,243	50,345,830
Diluted	54,203,308	53,223,714	54,021,941	53,026,323

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com